Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of September 1,

2010, by and between CAPRICOR, INC., a Delaware corporation, with its principal place of business presently in California (hereinafter referred to as "Capricor"), and LINDA S. MARBAN, PH.D., a California resident (hereinafter referred to as "Dr. Marban"),

Explanatory Statement

A. Capricor desires to employ Dr. Marban as its Chief Executive Officer and President in accordance with the terms and conditions of this Agreement.

B. Dr. Marban desires to serve in the employ of Capricor on a 3/4 full-time basis as

Chief Executive Officer and President, subject to the terms and conditions of this Agreement.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants, promises, agreements, representations, and warranties of Capricor and Dr. Marban, each to the other made, the Explanatory Statement which shall be deemed a substantial part hereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Capricor and Dr. Marban hereby covenant, promise, agree, represent, and warrant as follows:

SECTION 1. EMPLOYMENT.

1.1. Engagement of Employment. Effective as of September 1, 2010 (the "Employment Commencement Date"), Capricor hereby employs Dr. Marban, and Dr. Marban accepts such employment as Chief Executive Officer and President, and Dr. Marban agrees to render such duties as are set forth in Section 1.2, subject to the terms and conditions of this Agreement.

1.2. Duties. During Dr. Marban's employment under this Agreement, Dr. Marban shall render to the best of her ability, on behalf of Capricor and on a 3/4 full-time basis, and at the direction of Capricor, services as Capricor' s Chief Executive Officer and President, and such other duties as the Board of Directors shall direct. In particular, subject to oversight and direction of the Board of Directors, Dr. Marban shall:

(a) manage, oversee, and direct Capricor's operations;

(b) be primarily responsible for implementing the strategic goals and objectives of Capricor;

(c) give direction and leadership to the achievement of Capricor's philosophy, mission, and annual goals and objectives;

Exhibit 10.7

(d) support operations and administration of Capricor's Board of Directors by advising and informing Board members and interfacing between Board members and staff;

(e) oversee the design, marketing, promotion, and quality of Capricor's products and services;

(f) together with any Chief Operating Officer, any Vice President of Finance, or other appropriate officers recommend an annual budget for Board approval and prudently manage Capricor's resources with those budget guidelines according to current laws and regulations;

(g) effectively manage Capricor's human resources according to authorized personnel policies and procedures that fully conform to current laws and regulations;

(h) ensure that Capricor and its mission, programs, products, and services are consistently presented in a positive image to stockholders and the public;

(i) oversee investor relations, and fundraising planning and implementation, including identifying resource requirements, researching funding sources, establishing strategies to approach investors, submitting proposals, and managing investor records and documentation;

(j) assist in the selection and evaluation of Board members; (k) be available as a contact for appropriate investors;

(1) provide strategic counsel to the Board of Directors regarding

Capricor's growth prospects;

(m) ensure that all financial and non-financial reporting requirements are met on a timely and regular basis; and

(n) perform such other managerial and operational functions within or outside the scope of the above-referenced services as may be requested from time to time by the Board of Directors.

Dr. Marban shall report to the Board of Directors.

1.3. Exclusivity. Except as may be expressly approved in advance by the Board of Directors in writing or by resolution, Dr. Marban shall not pursue other employment, consulting, Board service, or professional endeavors during her employment; provided, however, because Dr. Marban is being employed as a 3/4full-time employee under this Agreement, Dr. Marban is permitted to continue to work as a part-time employee for Cedars-Sinai Medical Center, provided that such service does not interfere with the performance of Dr. Marban’s duties under Section 1.2 herein.

Exhibit 10.7

1.4. Duration. Dr. Marban shall serve as the Chief Executive Officer and President of the Company until such time when the Company determines it is necessary to hire a full-time Chief Executive Officer. Upon the employment of a new Chief Executive Officer, if the Company does not employ Dr. Marban at a level of at least a Vice-President of the Company, then the Company shall pay Dr. Marban an amount (as a severance payment) equal to three (3) months of Dr. Marban’s then current salary and the vesting of her then unvested stock options shall be accelerated by six (6) months.

1.5. Offices and Support. Capricor shall provide Dr. Marban with suitable office space and equipment, including access to telephone, facsimile, photocopying, and any other equipment reasonably required for Dr. Marban to perform her duties as set forth in Section 1.2 herein.

SECTION 2. COMPENSATION.

2.1 Salary. Capricor shall pay Dr. Marban (in addition to any benefits provided for in this Agreement) an annual salary of One Hundred Fifty Thousand Dollars ($150,000.00) (the "Annual Salary"), payable biweekly in arrears, and subject to customary payroll deductions in accordance with the general practice of Capricor.

2.2 Performance Bonus Compensation. In addition to the Annual Salary provided for by Section 2.1, upon such terms as are hereafter promulgated by the Board of Directors and subject to customary payroll deductions in accordance with the general practice of Capricor, Capricor shall pay Dr. Marban additional compensation in the form of an annual bonus (the "Annual Performance-Based Bonus") as follows:

(a) Setting of Goals and Payment Upon Advancement. On or before December of each year during Dr. Marban's employment, Dr. Marban and Capricor's Board of Directors shall establish challenging performance-based goals relating to Dr. Marban's and Capricor's performance over the following calendar year (the "Performance Goals"). Capricor shall pay Dr. Marban an Annual Performance-Based Bonus, in cash, of up to twenty percent (20%) of the Annual Salary (pro-rated, as appropriate) upon achieving (in the judgment of the Board of Directors) the Performance Goals;

(b) Payment. Payment of the Annual Performance-Based Bonus earned with respect to a particular calendar year shall be payable as of March 1 of the following year (or upon such later, appropriate date if the applicable Performance Goals are based in part upon financial reports not then received); and

(c) Other. If Dr. Marban is not employed by Capricor as of December 31 of any calendar year and/or if Dr. Marban is in default of any material term of this Agreement, then Capricor may, in its sole discretion, discontinue or lessen any and all payments attributable to the Annual Performance-Based Bonus.

2.3 Benefits. Dr. Marban shall be provided with at least such health, dental, disability, life insurance, and other benefits as may be provided to comparable management-level employees of Capricor from time to time and subject to the terms of any such plans or programs. Additionally, Dr. Marban shall be eligible to participate in any pension and/or profit sharing plans or employee stock incentive programs that may be provided by Capricor for its key employees generally in accordance with the provisions of any such plans, as the same may be in effect on and after the date hereof.

Exhibit 10.7

SECTION 3. VACA TION LEAVE, PERSONAL LEAVE, SICK LEAVE, AND HOLIDAYS.

3.1. Vacation and Personal Leave. Dr. Marban shall be entitled to "Vacation" during each calendar year as set forth in this Section 3.1 and as follows: Twenty (20) working days for "Vacation" during each twelve (12) month period during which Dr. Marban is employed under this Agreement. Vacation shall be used for all vacation, personal leave, sick leave, and any other time during which Dr. Marban is not required to perform the duties set forth in Section

1.2. Dr. Marban shall take Vacation at such time or times in accordance with the policy of

Capricor so as not to disrupt Capricor's operations. During Dr. Marban's Vacation, the Annual Salary, and all benefits paid and provided pursuant to this Agreement, shall be paid and provided in full. Up to ten (10) unused Vacation days for any given year may be carried over to the following year; any other unused Vacation days shall be paid out in accordance with applicable law and such policy as the Board of Directors may adapt from time to time.

3.2. Holidays. In addition to Vacation, Dr. Marban shall be entitled to New Year's Eve (112 day), New Year's Day, Memorial Day, July 4th, Labor Day, Thanksgiving, the day after Thanksgiving, Christmas Eve, Christmas, and such other holidays as are recognized by Capricor in accordance with applicable federal, state, or local laws and as are offered to comparable employees of Capricor.

SECTION 4. BUSINESS EXPENSES. Dr. Marban is authorized to incur reasonable expenses, including travel expenses, in connection with Dr. Marban's exercise of her duties under this Agreement. It is intended by Capricor and Dr. Marban that all such expenses shall be ordinary and necessary expenses incurred in connection with the duties of Dr. Marban under this Agreement. Capricor may establish guidelines, budgets, pre-approval requirements, and restrictions pertaining to Dr. Marban’s authorization to incur business expenses on behalf of Capricor and Dr. Marban shall comply with all Capricor policies relating to the authorization, verification, and approval of such expenses. Dr. Marban shall be entitled to book "business class" tickets for international travel. Submission of expense reports will be made monthly. Dr. Marban shall be reimbursed for all authorized business expenses within thirty (30) days of submission of such expenses, provided that such expenses have been approved by the Board of Directors.

SECTION 5. INCENTIVE STOCK OPTION AGREEMENT. Contemporaneously with this Agreement, Capric or has granted Dr. Marban the opportunity to purchase up to Two Hundred Thousand (200,000) shares of Capricor's Common Stock. This grant shall be made in accordance with Capricor's 2006 Stock Option Plan, as amended from time to time. Capricor and Dr. Marban shall execute an Incentive Stock Option Agreement between Capricor and Dr. Marban, a copy of which is attached hereto as Exhibit A and incorporated herein by reference. Dr. Marban’s Stock Option Agreement does not obligate Dr. Marban to exercise her options to purchase stock of Capricor nor obligates Capricor to continue Dr. Marban's employment.

Exhibit 10.7

SECTION 6. CONFIRMATION OF "AT WILL" EMPLOYMENT AND TERMINATION.

(a) Dr. Marban acknowledges and confirms that she is an "at will" employee and that her employment may be terminated at any time by the Board of Directors of Capricor, with or without cause. Dr. Marban shall adhere to and obey all Capricor policies as they now exist and as they may be adopted and amended from time to time.

(b) The following actions, failures or events by or affecting Dr. Marban shall constitute "Cause" for termination within the meaning of clause (a) above: (i) determination by the Board of Directors of Capricor, acting in good faith and with reasonable justification, that Dr. Marban’s performance of her duties hereunder has been unsatisfactory, after first giving written notice to Dr. Marban that her performance has been unsatisfactory (which notice shall set forth in reasonable detail the nature of the unsatisfactory performance), (ii) failure by Dr. Marban to obey the reasonable and lawful directions of the Board of Directors, (iii) Dr. Marban's willful breach of any material agreement or covenant of this Agreement or any breach of any fiduciary duty owed to Capricor, (iv) conviction of, or being charged with, having committed a felony involving fraud or an act of dishonesty against Capricor, (v) acts of dishonesty or moral turpitude that are detrimental to Capricor, or (vi) acts or omissions that Dr. Marban knew or should have reasonably known were likely to damage the business of Capricor. With regard to clause (i) above, Dr. Marban shall be given thirty (30) days to cure the unsatisfactory performance specified in any notice given by Capricor, and if Dr. Marban so cures any such performance, Dr. Marban subsequently shall not be subject to termination pursuant to such clause merely by reason of Capricor giving one or more notices of other unsatisfactory performances without having further opportunities to cure such unsatisfactory performances, except that Dr. Marban shall be subject to termination if an unsatisfactory performance subsequently occurs, or two (2) or more additional unsatisfactory performances (whether or not cured) occur, during the six (6) month period following such cure. Clause (i) may be invoked by Capricor any number of times and cure of deficiencies contained in any notice shall not be construed as a waiver of such clause nor prevent Capricor from issuing any subsequent notices thereunder.

(c) In the event that Dr. Marban's employment is terminated by Capricor during the term of this Agreement other than (i) for Cause, (ii) upon the death of Dr. Marban, or (iii) subject to applicable law, upon Dr. Marban's disability (either (A) permanent or (B) rendering and/or anticipating to render Dr. Marban unable to fulfill her duties under Section 1.2 for at least three months), then Capricor shall pay to Dr. Marban, her Annual Salary calculated on a pro rata basis through the date of termination and, in addition, as a severance payment, the amount of Annual Salary that Dr. Marban would have otherwise been entitled to receive, paid in monthly intervals in accordance with Capricor's payroll practices, during the three (3) month period commencing on the date of termination (such amounts being herein referred to as the "Severance Payments").

 Exhibit 10.7

(d) Dr. Marban shall not be entitled to receive any Severance Payments pursuant to this Section 6 unless Dr. Marban has executed and delivered to Capricor a general release in form and substance satisfactory to Capricor and may only receive such payments so long as Dr. Marban has not breached any of the provisions of this Agreement. Amounts payable pursuant to this Section 6 are in lieu of any severance pay that would otherwise be payable to Dr. Marban upon termination of her employment with Capricor under Capricor's severance pay policies, if any.

SECTION 7. CONFIDENTIALITY, NON -COMEPTITION, NON-SOLICITATION AND OWNERSHIP OF WORKS. Dr. Marban hereby covenants, agrees, and acknowledges that the December 1, 2006 Employee Invention Assignment, Non-Disclosure, Non-Solicitation, and Non-Competition Agreement between the Company and Dr. Marban (the "Employee Invention Agreement") is in full force and effect (to the extent enforceable under applicable law) and agrees to abide by the terms and conditions of such Employee Invention Agreement.

SECTION 8. CONSULTING AGREEMENT. Dr. Marban hereby agrees that the terms and conditions of the March 31, 2007 Consulting Agreement by and between the Company and Cardio Sciences Consulting, Inc. is binding on Dr. Marban until August 31, 2010, at which time such Consulting Agreement shall be superseded and replaced by this Agreement in all respects, including that Dr. Marban shall become an employee of the Company rather than an independent contractor to the Company.

SECTION 9. CONSTRUCTION OF AGREEMENT: CHOICE OF LAW, SEVERABILITY, AND NUMBER. The validity, legality, and construction of this Agreement or of any of its provisions shall be determined under the laws of the State of California (without regard to its principles of conflicts of law) except that the laws of the State of Delaware shall govern all matters as to the Incentive Stock Option Agreement. If any provision contained in this Agreement cannot be enforced to its fullest extent, then such provision shall be enforced to the maximum extent permitted by law, and Capricor and Dr. Marban consent and agree that such provision may be judicially modified accordingly in any proceeding brought to enforce such provision. The invalidity, illegality, or inability to enforce any provision of this Agreement shall not affect or limit the validity and enforceability of any other provision hereof. Where context requires, the plural shall include the singular and vice versa.

SECTION 10. NOTICES. All notices and communications hereunder shall be in writing and shall be deemed given when sent postage prepaid by registered or certified mail, return receipt requested, by hand delivery with a signed returned copy, or by delivery of a nationally recognized overnight delivery service, and addressed as follows:

If intended for Capricor:	Capricor, Inc.
8700 Beverly Boulevard - Davis 1099
Los Angeles, California 90048

With a copy to:	William E. Carlson, Esquire
Shapiro Sher Guinot & Sandler
2000 Charles Center South
36 South Charles Street

Baltimore, Maryland 21201

If intended for Dr. Marban:	Linda S. Marban, Ph.D.
815 North Roxbury Drive
Beverly Hills, California 90210

Exhibit 10.7

If, however, a party furnishes another party with notice of a change of address, as provided in this Section, then all notices and communications thereafter shall be addressed as provided in such notice.

SECTION 11. ASSIGNMENT. The rights and obligations of the parties to this Agreement shall not be assignable or delegable by Dr. Marban, Capricor may assign this Agreement in connection with any subsequent merger, consolidation, sale or other transfer of all or substantially all of the assets of Capricor or similar reorganization of a successor corporation.

SECTION 12. ENTIRE AGREEMENT. This Agreement, which is the product of a negotiation between Capricor and Dr. Marban, the Incentive Stock Option Agreement, and the Employee Invention Agreement contain the entire understanding between Capricor and Dr. Marban with respect to matters set forth herein and therein and supersedes all other oral and written agreements or understandings between them with respect to matters set forth herein and therein. No modification or addition hereto or waiver or cancellation of any provision shall be valid except as provided in a writing signed by the party against whom such modification, addition, waiver, or cancellation is being enforced.

SECTION 13. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, Capricor and Dr. Marban have executed this Employment Agreement as of the day and year first above written.

ATTEST:	CAPRICOR, INC.

/s/ William E. Carlson

William E. Carlson, Secretary	By:	/s/ Linda Marban (SEAL)
Linda S. Marban, Ph.D.
Chief Executive Officer

WITNESS:

/s/ Linda Marban (SEAL)
Dr. Linda S. Marban

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